DISTRIBUTION AND SERVICE PLAN

Fidelity Multi-Strategy Credit Fund

Class A, Class C and Class L Shares

1. This Distribution and Service Plan (the “Plan”), when effective in accordance with its terms, shall be the written Plan contemplated by Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”), applicable pursuant to the Fund’s exemptive relief to permit the Fund to offer multiple classes of shares, for the Class A, Class C and Class L Shares (each, a “Class”) of Fidelity Multi-Strategy Credit Fund (the “Fund”).

2. The Fund has entered into a General Distribution Agreement on behalf of the Fund with Fidelity Distributors Company LLC (the “Distributor”), an affiliate of the Fund’s investment adviser (the “Adviser”), under which the Distributor uses all reasonable efforts, consistent with its other business, to secure purchasers for the Fund’s Shares of beneficial interest (“Shares”). Such efforts may include, but neither are required to include nor are limited to, the following: (1) formulation and implementation of marketing and promotional activities, such as mail promotions and television, radio, newspaper, magazine and other mass media advertising; (2) preparation, printing and distribution of sales literature; (3) preparation, printing and distribution of prospectuses of the Fund and reports to recipients other than the existing shareholders of the Fund; (4) obtaining such information, analyses and reports with respect to marketing and promotional activities as the Distributor may, from time to time, deem advisable; (5) making payments to securities dealers and others engaged in the sale of Shares or who engage in shareholder support services (“Investment Professionals”); and (6) providing training, marketing and support to such Investment Professionals with respect to the sale of Shares.

3. In consideration for the services provided and the expenses incurred by the Distributor pursuant to the General Distribution Agreement and paragraph 2 hereof, each Class shall pay to the Distributor a fee at the annual rate listed on Appendix A (or such lesser amount as the Trustees may, from time to time, determine) of the average daily net assets of such Class throughout the month. The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the Fund’s then current Prospectus for the determination of the net asset value of the Fund’s Class A, Class C or Class L Shares, respectively, but shall exclude assets attributable to any other class of Shares of the Fund. The Distributor may use all or any portion of the distribution fee received pursuant to the Plan to compensate Investment Professionals who have engaged in the sale of Class A, Class C or Class L Shares or in shareholder support services with respect to Class A, Class C or Class L Shares pursuant to agreements with the Distributor, or to pay any of the expenses associated with other activities authorized under paragraph 2 hereof.

4. Separate from any payments made as described in paragraph 3 hereof, each Class shall also pay to the Distributor a service fee at the annual rate listed on Appendix A (or such lesser amount as the Trustees may, from time to time, determine) of the average daily net assets of such Class throughout the month. The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the Fund’s then current Prospectus for the determination of the net asset value of Class A, Class C or Class L Shares, respectively, but shall exclude assets attributable to any other class of Shares of the Fund. In accordance with such terms as the Trustees may from time to time establish, the Distributor may use all or a portion of such service fees to compensate Investment Professionals for personal service and/or the maintenance of shareholder accounts, or for other services for which “service fees” lawfully may be paid in accordance with applicable rules and regulations. Any service fees may be paid for the provision of “personal service and/or the maintenance of shareholder accounts” as provided for in the Financial Industry Regulatory Authority (“FINRA”) Rule 2341. If FINRA amends the definition of “service fee” or adopts a related definition intended to define the same concept, the services provided under the Plan shall be automatically amended, without further action of the parties, to conform to such definition.

5. The Fund and/or Class A, Class C and Class L will pay a management fee to the Adviser pursuant to a management agreement between the Fund and the Adviser (the “Management Contract”). It is recognized that the Adviser may use its revenues, including management fees paid by the Fund and/or Class A, Class C or Class L (if any), as well as its past profits or its resources from any other source, to make payment to the Distributor with respect to any expenses incurred in connection with the distribution of Class A, Class C or Class L Shares, including the activities referred to in paragraph 2 hereof. To the extent that any payments made by the Fund and/or Class A, Class C or Class L to the Adviser, including payment of management fees (if any), should be deemed to be indirect financing of any activity primarily intended to result in the sale of Class A, Class C or Class L Shares within the meaning of Rule 12b-1, then such payments shall be deemed to be authorized by this Plan.

6. This Plan shall become effective upon the approval by a vote of a majority of the Trustees of the Fund, including a majority of Trustees who are not “interested persons” of the Fund (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on this Plan (to the extent required by the 1940 Act).

7. This Plan shall, unless terminated as hereinafter provided, remain in effect until November 30, 2023, and from year to year thereafter, provided, however, that such continuance is subject to approval annually by a vote of a majority of the Trustees of the Fund, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan (to the extent required by the 1940 Act). This Plan may be amended at any time by the Board of Trustees, provided that (a) any amendment to increase materially the fee provided for in paragraphs 3 and 4 hereof shall be effective only upon approval by a vote of a majority of the outstanding voting securities of Class A, Class C or Class L and (b) any material amendments of this Plan shall be effective only upon approval in the manner provided in the first sentence in this paragraph 7.

8. This Plan may be terminated at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of Class A, Class C or Class L Shares, respectively.

9. During the existence of this Plan, the Fund shall require the Adviser and/or Distributor to provide the Fund, for review by the Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended in connection with financing any activity primarily intended to result in the sale of Class A, Class C and Class L Shares (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

10. This Plan does not require the Adviser or Distributor to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of Class A, Class C or Class L Shares.

11. Consistent with the limitation of shareholder liability as set forth in the Fund’s Declaration of Trust or other organizational document, any obligation assumed by Class A, Class C or Class L pursuant to this Plan and any agreements related to this Plan shall be limited in all cases to Class A, Class C or Class L and its assets and shall not constitute an obligation of any shareholder of the Fund or of any other class of the Fund.

12. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

Appendix A

Class of Shares	Shareholder Servicing (As a percentage of average net assets)	Distribution Fee (As a percentage of average net assets)
Class A Shares	0.25	None
Class C Shares	0.25	0.75
Class L Shares	0.25	0.25

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